Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	Suite 200, 701 Pennsylvania Avenue, NW Washington, DC 20004

June 5, 2025

Board of Directors

Shore Bancshares, Inc.

18 E. Dover Street

Easton, Maryland 21601

Re:     Shore Bancshares, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 1,323,967 shares of common stock, $0.01 par value per share (the “Shares”), of Shore Bancshares, Inc. (the “Company”) to be issued as follows: (i) up to 1,073,967 shares issued pursuant to the Shore Bancshares, Inc. 2025 Equity Incentive Plan and (ii) up to 250,000 shares issued pursuant to the Shore Bancshares, Inc. 2025 Employee Stock Purchase Plan (collectively, the “Plans”).

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that upon issuance and delivery in the manner described in the Plans, the Shares will be validly issued, fully paid and non-assessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP

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